Exhibit 10.2

AMENDMENT OF MERCK & CO., INC. EQUITY STOCK PLANS

WHEREAS, Merck & Co., Inc. (the “Company”) maintains the plans listed on Attachment A (collectively, the “Plans”);

WHEREAS, some or all of the Plans provide for the grant of Stock Options and other equity awards, including restricted stock unit awards and performance share unit awards;

WHEREAS, pursuant to resolutions of the Board of Directors of the Company (the “Board”) dated February 22, 2005, the Board has amended the Plans as set forth herein to provide for the treatment of these awards previously granted under the Plans in the event of a Change in Control of the Company; and

NOW, THEREFORE, pursuant to resolutions of the Board dated February 22, 2005, each of the Plans shall be, and hereby is, amended to add a new Schedule entitled “Merck Change in Control” at the end thereof, as follows:

Merck Change in Control

(a) Options.

1. Vesting of Options Other Than Key R&D Options. Upon the occurrence of a Change in Control, each Stock Option which is outstanding immediately prior to the Change in Control, other than the Key R&D Options, shall immediately become fully vested and exercisable.

2. Vesting of Key R&D Options.

(i) Subject to (a)(2)(ii) of this Schedule, upon the occurrence of a Change in Control, each Key R&D Option shall continue to be subject to the performance-based vesting schedule applicable thereto immediately prior to the Change in Control.

(ii) Notwithstanding (a)(2)(i) of this Schedule, if the Stock Options do not continue to be outstanding following the Change in Control or are not exchanged for or converted into options to purchase securities of a successor entity (“Successor Options”), then, upon the occurrence of a Change in Control, all or a portion of each Key R&D Option shall immediately vest and become exercisable in the following percentages: (A) if such Key R&D Option’s first milestone has not been reached before the date of the Change in Control, 14% of the then-unvested portion of the Key R&D Option shall vest and become exercisable and the remainder shall be forfeited; (B) if only such Key R&D Option’s first milestone has been reached before the date of the Change in Control, 42% of the then-unvested portion of the Key R&D Option shall vest and become exercisable and the remainder shall be forfeited; and (C) if such Key R&D Option’s first and second milestones have been reached before the date of the Change in Control, 100% of the then-unvested portion of the Key R&D Option shall vest and become exercisable.

3. Post-Termination Exercise Period. If Stock Options continue to be outstanding following the Change in Control or are exchanged for or converted into Successor Options, then the portion of such Stock Options or such Successor Options, as applicable, that is vested and exercisable immediately following the termination of employment of the holder thereof after the Change in Control shall remain exercisable following such termination for five years from the date of such termination (but not beyond the remainder of the term thereof) provided, however, that, if such termination is by reason of gross misconduct, death or retirement (as these terms are applied to awards granted under the Plans), then those provisions of the Plan that are applicable to a termination by reason of gross misconduct, death or retirement, if any, shall apply to such termination. If the effect of vesting pursuant to this Section (a) would cause a Stock Option or Successor Stock Option to terminate earlier than if such accelerated vesting had not occurred, then the term of such Stock Option shall not expire earlier than if such accelerated vesting had not occurred.

4. Cashout of Stock Options. If the Stock Options do not continue to be outstanding following the Change in Control and are not exchanged for or converted into Successor Options, each holder of a vested and exercisable option shall be entitled to receive, as soon as practicable following the Change in Control, for each share of Common Stock subject to a vested and exercisable option, an amount of cash determined by the Committee prior to the Change in Control but in no event less than the excess of the Change in Control Price over the exercise price thereof (subject to any existing deferral elections then in effect). If the consideration to be paid in a Change in Control is not entirely shares of common stock of an acquiring or resulting corporation, then the Committee may, prior to the Change in Control, provide for the cancellation of outstanding Stock Options at the time of the Change in Control, in whole or in part, for cash pursuant to this provision or may provide for the exchange or conversion of outstanding Stock Options at the time of the Change in Control, in whole or in part, and, in connection with any such provision, may (but shall not be obligated to) permit holders of Stock Options to make such elections related thereto as it determines are appropriate.

5. Incentive Stock Options Not Amended. This Section does not apply to any incentive stock option within the meaning of Section 422 of the Internal Revenue Code.

(b) Restricted Stock Units and Performance Share Units.

1. Vesting of Restricted Stock Units. Upon the occurrence of a Change in Control, each unvested restricted stock unit award which is outstanding immediately prior to the Change in Control under the Plan shall immediately become fully vested.

2. Vesting of Performance Share Units. Upon the occurrence of a Change in Control, each unvested performance share unit award which is outstanding immediately prior to the Change in Control under the Plan shall immediately become vested in an amount equal to the PSU Pro Rata Amount.

3. Settlement of Restricted Stock Units and Performance Share Units.

(i) If the Common Stock continues to be widely held and freely tradable following the Change in Control or is exchanged for or converted into securities of a successor entity that are widely held and freely tradable, then the restricted stock units and the vested performance share units shall be paid in shares of Common Stock or such other securities as soon as practicable after the date of the Change in Control (subject to any existing deferral elections then in effect).

(ii) If the Common Stock does not continue to be widely held and freely tradable following the Change in Control and is not exchanged for or converted into securities of a successor entity that are widely held and freely tradable, then the restricted stock units and the vested performance share units shall be paid in cash as soon as practicable after the date of the Change in Control (subject to any existing deferral elections then in effect).

(c) Other Provisions.

1. Except to the extent required by applicable law, for the entirety of the Protection Period, the material terms of the Plan shall not be modified in any manner that is materially adverse to the Qualifying Participants (it being understood that this Section (c) of this Schedule shall not require that any specific type or levels of equity awards be granted to Qualifying Participants following the Change in Control).

2. During the Protection Period, the Plan may not be amended or modified to reduce or eliminate the protections set forth in Section (c)(1) of this Schedule and may not be terminated.

3. The Company shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) reasonably and in good faith incurred by a Qualifying Participant if the Qualifying Participant prevails on his or her claim for relief in an action (x) by the Qualifying Participant claiming that the provisions of Section (c)(1) or (c)(2) of this Schedule have been violated (but, for avoidance of doubt, excluding claims for Plan benefits in the ordinary course) and (y) if applicable, by the Company or the Qualifying Participant’s employer to enforce post-termination covenants against the Qualifying Participant.

4. This section does not apply to any incentive stock option within the meaning of Section 422 of the Internal Revenue Code.

5. Anything in the Plan as amended by this Schedule notwithstanding, the Company reserves the right to make such further changes as may be required if and to the extent required to avoid adverse consequences under the American Jobs Creation Act of 2004, as amended.

(d) Definitions.

For purposes of this Schedule, the following terms shall have the following meanings:

1. “Change in Control” shall have the meaning set forth in the Company’s Change in Control Separation Benefits Plan; provided, however, that, as to any award under the Plan that consists of deferred compensation subject to Section 409A of the Code, the definition of “Change in Control” shall be deemed modified to the extent necessary to comply with Section 409A of the Code.

2. “Change in Control Price” shall mean, with respect to a share of Common Stock, the higher of (A) the highest reported sales price, regular way, of such share in any transaction reported on the New York Stock Exchange Composite Tape or other national exchange on which such shares are listed or on the NASDAQ National Market during the 10-day period prior to and including the date of a Change in Control and (B) if the Change in Control is the result of a tender or exchange offer, merger, or other, similar corporate transaction, the highest price per such share paid in such tender or exchange offer, merger or other, similar corporate transaction; provided that, to the extent all or part of the consideration paid in any such transaction consists of securities or other non-cash consideration, the value of such securities or other non-cash consideration shall be determined by the Committee.

3. “Key R&D Options” shall mean those performance-based options granted to employees under the Key Research and Development Program described in the applicable Schedule to the Rules and Regulations for the Plan, if any.

4. “Protection Period” shall mean the period beginning on the date of the Change in Control and ending on the second anniversary of the date of the Change in Control.

5. “PSU Pro Rata Amount” shall mean for each Performance Share Unit award, the amount determined by multiplying (x) and (y), where (x) is the number of Target Shares subject to the Performance Share Unit award times the Assumed Performance Percentage and (y) is a fraction, the numerator of which is the number of whole and partial calendar months elapsed during the applicable performance period (counting any partial month as a whole month for this purpose) and the denominator of which is the total number of months in the applicable performance period. The Assumed Performance Percentage shall be determined by (1) averaging the ranks during the Award Period as follows: (A) as to any completed performance year as of the Change in Control, the actual rank (except that, if fewer than 90 days have elapsed since the completion of such performance year, the Target Rank shall be used), and (B) as to any performance year that is incomplete or has not yet begun as of the Change in Control, the Target Rank, (2) rounding the average rank calculated pursuant to the foregoing clause (1) to the nearest whole number using ordinary numerical rounding, and (3) using the Final Award Percentage associated with the number determined in the foregoing clause (2). The Target Rank is the rank associated with 100% on the chart of Final Award Percentages.

6. “Qualifying Participants” shall mean those individuals who participate in the Plan (whether as current or former employees) as of immediately prior to the Change in Control.

(e) Application.

This Schedule shall apply to Stock Options, restricted stock unit awards and performance share unit awards under the Plans granted prior to November 24, 2004.

Attachment A

PLANS

•	2004 Merck & Co., Inc. Incentive Stock Plan

•	2001 Merck & Co., Inc. Incentive Stock Plan

•	1996 Merck & Co., Inc. Incentive Stock Plan

•	Medco 1991 Class C NQ Plan

•	Systemed 1993 Employee Stock Option Plan

•	MMG 1991 Special NQ Plan

•	SIBIA 1996 Equity and Incentive Plan

•	Provantage 1999 Stock Incentive Plan

•	Rosetta 1997 Employee Stock Plan